Exhibit 99.1

NEWS RELEASE

October 1, 2004

FOR IMMEDIATE RELEASE

Contact: Melanie J. Dressel

President and Chief Executive Officer

Columbia Banking System, Inc.

(253) 305-1911

Contact: Cheri J. Folk

President and Chief Executive Officer

Bank of Astoria

(503) 325-2228

Columbia Banking System, Inc.

Completes Acquisition of Bank of Astoria

TACOMA, Washington and ASTORIA, Oregon— Effective October 1, 2004, Columbia Banking System, Inc. (Nasdaq: COLB) completed its acquisition of Bank of Astoria, Astoria, Oregon (OTC BB: BKAO). The shareholders of Bank of Astoria, at a special shareholder meeting held on September 14, 2004, overwhelmingly approved the transaction, and all necessary regulatory approvals have been obtained. Bank of Astoria shareholders will be entitled to receive 0.86 shares of Columbia common stock or $20.78 for each of their Bank of Astoria shares, depending on their individual election within certain parameters. The total number of Columbia shares outstanding will increase to approximately 15.5 million as a result of the merger.

Melanie J. Dressel, Columbia President and Chief Executive Officer, said, “We are very pleased to have a high quality organization like Bank of Astoria join our team. Bank of Astoria will continue to operate under its existing name and locations with the same local management and board of directors. This will ensure the individual customer service and decision making that Bank of Astoria’s customers have come to expect.”

Cheri J. Folk, Bank of Astoria’s President and Chief Executive Officer commented, “We are delighted to be a part of Columbia. We look forward to providing our customers with a broader menu of products and services, while maintaining our emphasis on personal service and commitment to the communities we serve.”

On October 1, 2004, Bank of Astoria common stock ceased to be traded and became eligible for deregistration under the Federal Deposit Insurance Corporation regulations. Bank of Astoria intends to deregister its common stock as soon as possible.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Tillamook County: Manzanita.

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This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of each company’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in each company’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on each company than expected and adversely affect such company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which each Company is engaged.

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